Exhibit 10.1

August 6, 2019

Confidential

Messrs.

Cold Baked. LLC

Golden Works, LLC
6620 Turkey Tracks Rd
Colorado Springs

CO 80916

Attn: Joshua Hindi

Re: Binding Term Sheet between
Medicine Man Technologies, Inc.
("MMT") and Cold Baked, LLC/Golden
Works, LLC (d/b/a "Dabble")

Dear: Mr. Hindi:

MMT and Dabble are entering this binding term sheet (the "Binding Term Sheet") setting forth the terms of the acquisition by MMT of Dabble.

Parties:

Medicine Man Technologies, Inc. is a Nevada corporation. MMT is a publicly held corporation, trading on OTCQX exchange under the symbol `MDCU, founded in March of 2014 and having been publicly trading since January of 2015.

Each Dabble entity is a Colorado limited liability company.

Fair Market Valuation:	The Board of Directors for MMT have approved the "Fair Market Valuation" for the transaction at a $ 3,750,000.00 valuation for Dabble. This valuation is 125% of estimated gross sales for a rolling 12-month period of $3,000,000,000, less certain current commercial debts of ($0.00 reported - it is understood that existing liabilities will be capitalized or deducted from the purchase price at Closing).

The number of shares of MMT stock to be issued as a portion of the purchase price shall be calculated as the average closing price of the five previous days prior to August 6, 2019. This equates to ($ 3.01) per share of MMT common stock, which is the Company's only class of stock. MMT shall not create any additional classes of stock prior to the issuance of such stock to Dabble's owners.

1

Form of Purchase and Assets:	Equity or Asset purchase, to be mutually agreed upon by the parties. (hereinafter "Assets")
Assets shall include the following:	•	Licenses
	•	Balance sheet assets
	•	Inventory
	•	Property leases (to be negotiated by the parties in reasonable commercial terms that arc consistent with historic operating margins of Dabble) (each, a "Lease")
	•	Personal property of Dabble
	•	Dabble shall provide a list of Assets within 30 days from the execution of this Binding Term Sheet.

Purchase Price

Based on the Fair Market Valuation and subject to any adjustment as described below, the Purchase Price payable by MMT to Dabble for the Equity/Assets shall be as follows:

Total Purchase Price: $ 3,750,000.00

Cash Total: $750,000.00

MMT Stock: 996,678 Shares

Equity/Asset Value:

The Purchase Price of the Equity/Assets is predicated on projected annual gross revenues of $3,000,000.00 to December 31, 2019, as described above, and the assumption of debts associated with the normal course of business. The Purchase Price will be adjusted to reflect the actual gross revenue achieved as of December 31, 2019 and will be memorialized in the Long Form Agreement (as defined below).

No adjustment in the Purchase Price will be made if the variation between actual and projected sales is plus or minus 10%.

Dabble agrees to operate following its normal business and commercial practices for the purpose of revenue generation and in an effort to secure comparable margins to those historically achieved by them, as well as maintaining reasonable working capital also as per historic operations. In addition, MMT shall assume all Dabble contracts, subject to any necessary third-party consents ("Consents") and all related obligations attendant to the acquisition as of the Closing Date (as hereinafter defined).

All of the Assets and/or equity of Dabble shall be transferred to MMT at the Closing (as defined below), free and clear of all liens, claims and security interests, through a merger and acquisition structure mutually agreed upon by both MMT and Dabble and at which time the balance sheet will look substantially similar to the balance sheet at the time of the valuations.

2

Before the Closing Date, Dabble shall not delay or postpone the payment of accounts payable and other obligations beyond their respective payment deadline or accelerate the collection of accounts receivable or accept payment at a discount.

Payment: The Purchase Price shall be payable at the Closing as follows, unless otherwise agreed to by both MMT and Dabble.

Cash: 0 percent paid at execution of this Binding Tern Sheet; 100 percent paid at Closing.

MMT Stock 100 percent issued at Closing, with stock trading restrictions to be defined in the Long Form agreement, to promote the controlled trading of MMT stock by participating entities in the proposed industry consolidation. Claw-back language will also be included to promote business continuation and performance by principals under their employment contract, as discussed below.

Closing Date:	The closing date (the "Closing Date") for the transactions contemplated hereby shall occur on or before one year from the date of signing this Binding Term Sheet, unless an extension of this agreement is mutually agreed to by all parties

Closing:

On closing of the transactions contemplated hereby (the "Closing"), MMT will assume full equity control of Dabble and/or purchase all its Assets, in exchange for the agreed Purchase Price as sole and full consideration. The Long Form Agreement as discussed below will include standard representations, and the continuation of business according to normal business practices by Dabble until Closing Date.

Conditions	The obligations of MMT and Dabble under this Binding Term Sheet are conditioned solely upon satisfaction or mutual waiver of the following conditions not later than the date that is one year from the date of signing this Binding Term Sheet, unless an extension of this agreement is mutually agreed to by all parties (the "Conditions to Closing")

(i) regulatory approval relating to all applicable filings and expiration or early termination of any applicable waiting periods, (ii) regulatory approval of the Marijuana Enforcement Division and applicable local licensing authority approval, (iii) receipt of all material necessary, third party, consents and approvals, (iv) each party's compliance in all material respects with the respective obligations under this Binding Term Sheet, (v) a tax structure that is satisfactory to both MMT and Dabble, and (vi) the execution of Leases and Employment Agreements that are mutually acceptable to each party.

3

Exclusivity

Other than as consented to in writing by the other party, Dabble and MM l' shall deal exclusively with each other in respect of the sale or transfer of the Equity or Assets through the Closing Date. During this exclusivity period, neither Dabble nor MMT, nor any Of their respective affiliates, representatives, advisors, or agents, shall. directly or indirectly, shop, market, solicit, pursue, or deal with any third party with respect to any transaction involving a transfer, sale, partnership, hypothecation, merger, or other transaction involving the ownership or control of the Assets or of any entity that owns or controls the Equity or Assets, or which would otherwise be inconsistent with, or delay the consummation of the transactions contemplated by this Binding Term Sheet. Notwithstanding the immediately preceding terms, nothing herein shall prevent MMT from releasing information, subject to a confidentiality agreement in a form reasonably acceptable to Dabble and, to third parties that it reasonably wishes to approach to provide debt or equity financing to consummate the transaction contemplated herein.

Indemnification

Until such time as the Long Form Agreement is executed by the parties, if any of MMT, its subsidiaries and/or its affiliates, and/or any of their respective shareholders, officers, directors, employees or advisors (the "MMT Parties") is named as a party in any claim or legal action (a) arising from the purchase of the Assets and (b) based upon the claimant or claimants in such action asserting that Dabble, and did not have the legal right to sell and transfer the Assets to MMT, as provided herein, then Dabble shall indemnify and defend the MMT Parties against any costs, expenses and liabilities resulting from such claim or action; provided, that Dabble shall be entitled to prosecute such defense and assume control of all settlement negotiations. Dabble shall not enter into any settlement that (i) dots not fully release the MMT Parties, (ii) limits or restricts the MMT Parties, (iii) admits liability on the part of the MM1' Parties in any manner, and/or (iv) requires other than a monetary payment by Dabble and without the prior consent of MMT, which shall not be unreasonably withheld.

MMT shall be permitted to participate in the defense with its own counsel at its own cost. If, in MMT's reasonable, good faith belief, Dabble fails to provide an adequate defense to any claim or action, MMT may take any actions necessary to adequately defend itself at Dabble's expense. The indemnification provisions set forth herein shall survive for one year after Closing, unless the Long Form Agreement has been executed sooner

Confidentiality

By signing this Binding Term Sheet, each party hereto agrees that this Binding Tcrm Sheet is only for the confidential use of it and the other parties thereto and that neither the existence of this Binding Term Sheet nor the terms hereof may be disclosed by any of the parties hereto to any person other than (a) a party hereto or Seller, or any affiliate of any of the foregoing, (b) any lender to any of the foregoing, or (c) any of their respective officers, directors, employees, accountants, contractors, attorneys, consultants and other advisors, agents and representatives and then only on a confidential basis; provided, however, that any party may make such other disclosures of the terms and conditions hereof as they are required by law or applicable regulatory (including any listing) requirements or are necessary in order to obtain regulatory approvals and Consents required in order to engage in the transaction, so long as such party seeks confidential treatment of such confidential information from such regulatory authority to the extent available.

4

Long Form Agreement

Upon the conclusion of standard legal and business due diligence on Dabble and MMT, expected to reasonably conclude within 120 days from the date of this agreement, the parties shall agree to the terms of a Long Form agreement and other related documentation customary for transactions of this type that contain (among other things) customary representations, warranties and indemnities, and a tax structure that is satisfactory to Non and Dabble (a "Long Form Agreement"). The parties will use commercially reasonable efforts to negotiate and execute such Long Form Agreement and other documentation promptly following the date of this Binding Term Sheet. However, until such time as this Binding Term Sheet is replaced by any such further documentation, this Binding Term Sheet remains binding on, and memorializes the legal and enforceable rights and obligations of, the parties.

In the event that all of the Conditions to Closing are satisfied or waived by both parties, and the parties do not agree on the terms of a Long Form Agreement by the Closing Date, MMT shall purchase, and Dabble shall sell to MMT, its equity and/or Assets in accordance with the terms of this Binding Term Sheet. In such event, at Closing, Dabble shall deliver to MMT a statement of representations as to the ownership of and title to the equity and/or Assets being transferred, and the power and authority of Dabble to transfer such equity and/or Assets. In addition, at the Closing, Dabble shall represent and warrant to MMT that, to the best of Dabble's knowledge, the Assets and any alienation of such Assets, do not materially infringe on any third party's intellectual property rights and there are no material third party claims of infringement threatened or pending.

After Closing, Dabble's owner Joshua Hindi shall confirm its employment agreement with MMT by means of an employment agreement for a period of no less than 18 months, in form and content to be agreed by the parties (the "Employment Agreement").

Further Assurances:	Each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action and all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the date of this Binding Term Sheet any further action is necessary to carry out the purpose of this Binding Term Sheet and to vest MMT with valid and legal title to the equity and/or Assets as of the Closing, each free and clear of all encumbrances except as otherwise set forth herein, the parties will take or cause to be taken all such necessary or appropriate actions and shall bear their own cost of any such actions.

5

Expenses:

Each party shall be responsible for its own legal, regulatory, accounting, broker and all other costs, taxes, commissions and fees with regard to the transaction. MMT shall be responsible to pay for the cost of transfer of ownership of the licenses and PCAOB audits, assuming that Dabble provides documentation in form and content sufficient to successfully apply for the transfer of ownership. Any extraordinary costs associated with Dabble not producing documentation that allows the successful PCAOB audits and transfer of ownership of licenses will be assumed by Dabble.

Governing Law; Enforcement:

This Binding Term Sheet shall be governed by the laws of the State of Colorado. Any controversy arising under or related in any way to this Binding Term Sheet shall be adjudicated by a court of competent jurisdiction located in the State of Colorado. Each party recognizes that the rights contained herein and the benefits arising therefrom are unique and damages cannot provide an adequate remedy in the event of a breach of this Binding Term Sheet. Therefore, if (i) all of the conditions to the obligations of Dabble and MMT set forth above are either satisfied or waived, and either party fails or refuses to consummate the sale and purchase of the equity and/or Assets contemplated herein, the other party shall be entitled to specific performance of the sale and purchase of the equity and/or Assets or (ii) either party fails to perform any of its other material obligations hereunder, the other party shall be entitled to specific performance thereof.

No Merger

Neither the execution nor consummation of this Binding Term Sheet shall alter, amend or supersede any obligation or agreement relating to the Assets or act as an accord and satisfaction or novation of any such obligation or agreement.

Agreed:

Cold Baked LLC and Golden Works, LLC	Medicine Man Technologies, Inc.

By: /s/ Joshua Hindi	By: /s/ Andrew Williams

Name: Joshua Hindi	Name: Andrew Williams

Title: Manager/Member	Title: CEO

6